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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2012

EPOCRATES, INC.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-35062 (Commission File Number)	94-3326769 (IRS Employer Identification No.)

1100 Park Place, Suite 300
San Mateo, California 94403
(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (650) 227-1700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition.

On February 28, 2012, Epocrates, Inc. (the “Company”) announced its financial results for its fourth quarter and year ended December 31, 2011. A copy of the Company’s press release, entitled “Epocrates Streamlines Strategic Focus and Reports Fourth Quarter and Full Year 2011 Results,” is furnished pursuant to Item 2.02 as Exhibit 99.1 hereto.

This Item 2.02 of this Current Report on Form 8-K and the attached exhibit is furnished to, but not filed with, the Securities and Exchange Commission (“SEC”) and shall not be deemed to be incorporated by reference into any of the Company’s filings with the SEC under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended.

Item 2.05  Costs Associated with Exit or Disposal Activities.

On February 24, 2012, the Board of Directors of Epocrates approved the discontinuation of further development of Epocrates’ Electronic Health Records (“EHR”) product.  The Board of Directors made this determination in order to focus Epocrates’ efforts on its core business, Subscriptions and Interactive Services and due to the future uncertainty and ongoing investment required for the EHR product.  Epocrates will explore strategic alternatives for the EHR product.  In connection with this decision, Epocrates will record an impairment charge in its fourth fiscal quarter of 2011 of approximately $8.5 million, which represents the write down of the value of the goodwill, intangible and other long-lived assets related to the EHR product to zero.  Epocrates is in the process of estimating the major types of costs associated with the discontinuation of the EHR product as well as the amounts of the charge that will result in future cash expenditures and will disclose this information in an amendment to this current report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Earnings press release of Epocrates, Inc., dated February 28, 2012.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By:	/s/ Matthew Kaminer
Matthew Kaminer
General Counsel and Secretary

Date:	February 28, 2012

EXHIBIT INDEX

Exhibit No.	Description

99.1	Earnings press release of Epocrates, Inc., dated February 28, 2012.